Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2009 FIRST QUARTER RESULTS

•	2009 first quarter earnings per share were $.52 compared with $.68 earned in the 2008 first quarter

•	Results included a $.05 per share charge for early retirements and staff reductions

•	2009 second quarter earnings per share guidance is $.52 to $.62 versus $.74 earned in the 2008 second quarter

•	2009 year earnings per share guidance revised to $2.40 to $2.55 versus $2.91 earned in the 2008 year

Houston, Texas (April 29, 2009) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings for the first quarter ended March 31, 2009 of $28.0 million, or $.52 per share, compared with net earnings of $36.6 million, or $.68 per share, for the 2008 first quarter.  The 2009 first quarter net earnings included a $4.0 million before taxes, or $.05 per share, charge for early retirements and staff reductions.  Kirby’s published 2009 first quarter earnings guidance range was $.45 to $.55 per share.  Consolidated revenues for the 2009 first quarter were $277.7 million compared with revenues of $330.6 million reported for the 2008 first quarter.

Joe Pyne, Kirby’s President and Chief Executive Officer commented, “The current economic recession and its impact on both our marine transportation and diesel engine services businesses ended our current string of 20 consecutive quarters with year over year net earnings increases.  Our transportation volumes across all segments softened, driven by the deteriorating economic conditions, resulting in lower revenue and operating income, partially offset by favorable first quarter winter weather conditions.  Our diesel engine services segment saw service levels and direct parts sales further weaken in the first quarter in the Gulf Coast oil service, inland marine and railroad markets, as customers deferred maintenance.”

Mr. Pyne further commented, “As a result of the lower demand during the 2009 first quarter for both our marine transportation and diesel engine services segments, we have taken specific steps to reduce overhead and lower expenditures.  The shore staffs of the marine transportation and diesel engine services segments were reduced by approximately 6% through early retirement incentives and staff reductions.  A charge of $4.0 million before taxes, $2.6 million for marine transportation and $1.4 million for diesel engine services, or $.05 per share, was taken in the 2009 first quarter.  We estimate that the early retirements and staff reductions will result in savings of $.02 per share for the 2009 year and $.08 per share for 2010.  In addition, we froze all officer and management salaries at 2008 levels, significantly reduced the number of chartered towboats we operate, moved several owned towboats and tank barges to inactive status and reduced maintenance on that equipment.  We will continue to monitor our staffing, horsepower and maintenance requirements and will take the necessary steps to ensure that Kirby is operating as prudently and efficiently as possible during this period of economic uncertainty.”

Segment Results – Marine Transportation
Marine transportation revenues and operating income for the 2009 first quarter decreased 16% and 17%, respectively, compared with the first quarter of 2008.  All four transportation markets, petrochemicals, black oil products, refined petroleum products and agricultural chemicals, saw demand for the movement of products soften.  In addition, lower diesel fuel prices resulted in a reduction in revenues when compared with the 2008 first quarter.  With the continued high volatility of diesel fuel prices, the timing impact was a negative $.03 per share for the 2009 first quarter.  Some small improvement in upriver demand of more finished petrochemical products was realized in the 2009 first quarter as Midwest industries restarted their plants.  However, Gulf Intracoastal Waterway petrochemical products demand declined as anticipated, resulting in excess tank barge capacity and lower spot market pricing.  Also, as anticipated, demand for the movement of black oil products, refined products and agricultural chemicals was below prior year levels.  Partially offsetting the impact of the lower demand was a 48% improvement in delay days when compared with the 2008 first quarter, the result of favorable 2009 first quarter winter weather operating conditions.  Despite lower demand, the segment’s operating margin was 21.1% compared with 21.3% for the first quarter of 2008, reflecting the reduction of chartered towboats, frozen officer and management salaries, reduced maintenance on inactive equipment, ongoing cost reduction initiatives and favorable winter weather operating conditions, partially offset by the charge for early retirements and staff reductions.

The marine transportation segment operated an average of 232 towboats during the 2009 first quarter compared with an average of 260 towboats during the 2008 first quarter and 250 during the 2008 fourth quarter.  As demand softened during the 2008 fourth quarter and 2009 first quarter, Kirby released chartered towboats and laid-up certain owned towboats in an effort to balance horsepower needs with current requirements.  As of April 29, 2009, Kirby was operating 221 towboats and will continue to downsize the towboat fleet if warranted by market changes.

Segment Results – Diesel Engine Services
Diesel engine services revenues and operating income for the 2009 first quarter decreased 15% and 54%, respectively, compared with the 2008 first quarter.  Demand for service and direct parts sales in the Gulf Coast marine medium-speed and high-speed markets weakened considerably as Gulf Coast oil service and inland marine customers deferred maintenance as their activities slowed.  The medium-speed railroad market was also weak as industrial and shortline railroad customers deferred maintenance in response to the economic slowdown.  The diesel engine services operating margin was 8.7% for the 2009 first quarter compared with 16.0% for the 2008 first quarter, reflecting lower service and parts sales and resulting lower utilization, and the early retirements and staff reductions noted above.  Excluding the early retirements and staff reductions charge, the diesel engine services operating margin would have been 11.1%.

Cash Flow
Strong cash flow for the 2009 first quarter, aided by a reduction in accounts receivable, was used to fund capital expenditures of $64.8 million, including $48.5 million for new tank barge and towboat construction and $16.3 million for upgrades to the existing fleet, and to reduce its revolving line of credit by $21.0 million.  Total debt as of March 31, 2009 was $226.3 million and Kirby’s debt-to-capitalization ratio was 19.7%, down from 21.7% at December 31, 2008 and 25.9% at March 31, 2008.

Outlook
Commenting on the 2009 second quarter, Mr. Pyne said, “For the 2009 second quarter, our earnings guidance is $.52 to $.62 per share, reflecting a 16% to 30% decrease compared with $.74 per share for the 2008 second quarter.  For the 2009 year, we are maintaining our lower earnings per share guidance of $2.40 but reducing our higher guidance to $2.55 from $2.65.  We have seen some short-term improvement in upriver movements in our marine transportation segment, but we enter the 2009 second quarter with lower utilization rates than the first quarter and with spot market rates which continue to decline.  We have seen some short-term improvement in our diesel engine services Gulf Coast oil service and inland marine markets.  Our 2009 capital spending guidance range was lowered slightly to $180 to $190 million, which includes approximately $135 million for the construction of 46 new tank barges and five towboats.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, April 30, 2009, to discuss the 2009 first quarter performance as well as the outlook for the 2009 second quarter and year.  The conference call number is 800-446-1671 for domestic callers and 847-413-3362 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 24377163.  An audio playback will be available at 1:00 p.m. central time on Thursday, April 30, through 5:00 p.m. central time on Friday, May 29, by dialing 888-843-8996 for domestic and 630-652-3044 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2008 and 2007 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States’ inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2009	2008
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$219,021	$261,228
Diesel engine services	58,640	69,342
	277,661	330,570
Costs and expenses:
Costs of sales and operating expenses	169,094	208,346
Selling, general and administrative	34,810	32,872
Taxes, other than on income	3,085	3,533
Depreciation and amortization	22,276	22,327
Loss (gain) on disposition of assets	(244)	58
	229,021	267,136

Operating income	48,640	63,434
Other income (expense)	95	(96)
Interest expense	(2,813)	(3,782)

Earnings before taxes on income	45,922	59,556
Provision for taxes on income	(17,458)	(22,748)

Net earnings	28,464	36,808
Less: Net earnings attributable to noncontrolling interests	(458)	(161)

Net earnings attributable to Kirby	$28,006	$36,647

Net earnings per share attributable to Kirby common shareholders:
Basic	$0.53	$0.69
Diluted	$0.52	$0.68
Common stock outstanding (in thousands):
Basic	53,195	53,222
Diluted	53,858	54,051

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2009	2008
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$28,006	$36,647
Interest expense	2,813	3,782
Provision for taxes on income	17,458	22,748
Depreciation and amortization	22,276	22,327
	$70,553	$85,504

Capital expenditures	$64,845	$48,753
Acquisition of marine equipment	$-	$1,800

	March 31,
	2009	2008
	(unaudited, $ in thousands)
Long-term debt, including current portion	$226,292	$283,230
Total equity	$924,994	$810,294
Debt to capitalization ratio	19.7%	25.9%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2009	2008
	(unaudited, $ in thousands)

Marine transportation revenues	$219,021	$261,228

Costs and expenses:
Costs of sales and operating expenses	125,865	159,649
Selling, general and administrative	23,465	22,308
Taxes, other than on income	2,791	3,235
Depreciation and amortization	20,682	20,520
	172,803	205,712

Operating income	$46,218	$55,516

Operating margins	21.1%	21.3%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2009	2008
	(unaudited, $ in thousands)

Diesel engine services revenues	$58,640	$69,342

Costs and expenses:
Costs of sales and operating expenses	43,229	48,697
Selling, general and administrative	8,963	7,832
Taxes, other than on income	283	274
Depreciation and amortization	1,078	1,434
	53,553	58,237

Operating income	$5,087	$11,105

Operating margins	8.7%	16.0%

OTHER COSTS AND EXPENSES

	First Quarter
	2009	2008
	(unaudited, $ in thousands)

General corporate expenses	$2,909	$3,129

Loss (gain) on disposition of assets	$(244)	$58

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2009	2008

Ton Miles (in millions) (2)	2,780	3,806
Revenue/Ton Mile (cents/tm) (3)	7.6	6.6
Towboats operated (average) (4)	232	260
Delay Days (5)	1,564	2,998
Average cost per gallon of fuel consumed	$1.56	$2.71
Tank barges:
Active	897	912
Inactive	92	63
Barrel Capacities (in millions):
Active	17.2	17.3
Inactive	1.6	1.2

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Inland marine transportation revenues divided by ton miles. Example: First quarter 2009 inland marine revenues of $210,507,000 divided by 2,780,000,000 marine transportation ton miles = 7.6 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.